2005 Crompton Corporation Management Incentive Program

1.  Establishment and Purpose. Pursuant to its authority under the 2005 Crompton Corporation Short-Term Incentive Plan (the "STIP"), and consistent with the purpose of the STIP as stated therein, the Committee hereby establishes the 2005 Crompton Corporation Management Incentive Program (the "2005 MIP"). Unless otherwise defined herein, all capitalized terms shall have the meaning given to such terms in or pursuant to the STIP. The 2005 MIP provides each Participant with an opportunity to earn a performance-based compensation Award for the calendar year 2005 (the "2005 Performance Period"), based on the attainment of pre-established performance goals, as set forth herein (a "MIP Award"). As applicable, such MIP Awards are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

2.  Threshold Corporate Performance. The Committee shall establish an objective level of corporate performance for the 2005 Performance Period, below which no MIP Awards will be granted based on the Company's EBIT. This threshold level of EBIT shall be set forth in Exhibit "A." For purposes of the MIP Awards, in determining EBIT charges to earnings, including but not limited to fines and penalties related to past: (i) antitrust events; (ii) environmental events; and/or (iii) corporate restructuring, including plant closures, sale of businesses and severance, will be excluded. To the extent applicable, the Committee, in determining the Company's EBIT, shall use the information set forth in the Company's audited financial statements.

3.  MIP Awards. Upon initial selection by the Committee for 2005 MIP participation, each Participant shall be assigned a percentage of his or her base salary at the time of selection ("Base Salary") that shall be used in calculating his or her MIP Award, if any. This percentage of Base Salary shall be referred to as the "Target Percentage." The amount of a Participant's MIP Award will be determined by: (i) multiplying the Target Percentage by the applicable "Company Performance Factor," based on the Company's EBIT, set forth in the schedule contained in Exhibit "A" and (ii) then adjusting such amount by the "Personal Performance Adjustment," described in the following paragraph.

     In determining a Participant's MIP Award payment, the Committee reserves the absolute discretion to apply a Personal Performance Adjustment to increase or decrease the amount produced under clause (i) of the last sentence of the preceding paragraph; provided that with respect to any individual subject to Section 162(m) of the Code, such Personal Performance Adjustment may only decrease (and may not increase) the amount produced under clause (i) of the last sentence of the preceding paragraph. At the beginning of each Performance Period, the Committee (or its designee) may communicate to each Participant the objectives and/or goals that may affect the Participant's Personal Performance Adjustment for such Performance Period. For Participants who are Business Unit Heads, the Personal Performance Adjustment will be based on the performance (what they did and how they did it) of the applicable Business Unit, as determined by the Committee. The Personal Performance Adjustment of Participants who are not Business Unit Heads will take into account their personal performance (what they did and how they did it) as determined by the Committee. In each case, the emphasis will be on measurable and quantifiable goals and results. The CEO will recommend individual Personal Performance Adjustments to the Committee for each Participant who is one of his or her direct reports.

     Notwithstanding anything herein to the contrary, the MIP Award paid to any Participant subject to Section 162(m) shall in no way increase as a result of the reduction of any MIP Award paid to another Participant.

4.  Changes to Target Percentage or Company Performance Factor. To the extent not inconsistent with the requirements of Section 162(m) of the Code with respect to "qualified performance-based compensation," the Committee may at any time prior to the final determination of MIP Awards: (i) change the Target Percentage of any Participant; (ii) assign a different Target Percentage to a Participant to reflect any change in the Participant's responsibility level or position during the course of the Performance Period; or (iii) change the Company Performance Factor to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.

5.  Eligibility. The Committee shall designate Participants in the 2005 MIP in accordance with the terms of the STIP and as set forth herein. Each Participant must be an Eligible Employee as of January 1, 2005, and be actively employed as of December 31, 2005. Exceptions may be granted to employees who are participating as of January 1st of the Plan year, complete at least six months of employment during the Plan year, and then retire or leave involuntarily (except for Cause); provided such exception complies with Section 162(m) of the Code. Such participants may be eligible for prorated payments. Any employee of the Company who is hired or is promoted into a 2005 MIP eligible position, as determined by the Committee after the beginning of the Plan year may be assigned prorated Target Percentages based upon Base Salary at eligibility and the number of months in the position provided they have a minimum of six months participation.

6.  Other Conditions. Participation in the 2005 MIP is in no way an employment agreement, and each employee's employment by Crompton remains, and shall continue to remain at will. Nothing in the 2005 MIP changes or in any way affects an employee's right to resign his or her employment at any time, or Crompton's right to terminate such employee's employment at any time. Notwithstanding anything herein to the contrary, all MIP Awards shall be subject to the terms and conditions of the STIP.

		Exhibit A

Scale 2005 MIP

	CEO & CEO Dir Reports	Non-CEO Dir Reports
Company Performance Factor (EBIT)	Target Percentage Multiplier*	Target Percentage Multiplier*

(Redacted)	2.000	2.000
	1.960	1.960
	1.920	1.920
	1.880	1.880
	1.840	1.840
	1.800	1.800
	1.760	1.760
	1.720	1.720
	1.680	1.680
	1.640	1.640
	1.600	1.600
	1.560	1.560
	1.520	1.520
	1.480	1.480
	1.440	1.440
	1.400	1.400
	1.360	1.360
	1.320	1.320
	1.280	1.280
	1.240	1.240
	1.200	1.200
	1.160	1.160
	1.120	1.120
	1.080	1.080
	1.040	1.040
	1.000	1.000
	0.243	0.485
	0.235	0.470
	0.228	0.455
	0.220	0.440
	0.213	0.425
	0.205	0.410
	0.198	0.395
	0.190	0.380
	0.183	0.365
	0.175	0.350
	0.168	0.335
	0.160	0.320
	0.153	0.305
	0.145	0.290
	0.138	0.275
	0.000	0.260
	0.000	0.245
	0.000	0.230
	0.000	0.215
	0.000	0.200
	0.000	0.185
	0.000	0.170
	0.000	0.155
	0.000	0.140
	0.000	0.125
	0.000	0.000
*Subject to Personal Performance Adjustment for each Participant.
Numbers in bold represent minimum threshold for performance, below which no MIP Award will be paid.